Agreement No.: PS21-072 1 Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. SERVICE AGREEMENT Volvo Car Technology and Polestar Performance AB Procurement services performed in China related to Polestar 3 car model manufactured in USA Agreement No.: PS21-072 2 APPENDICES Appendix 1 – Service Specification Direct Material Procurement Appendix 2 – Service Charges Appendix 3 – Governance Structure Appendix 4 – Template Financial Reporting Appendix 5 – Sustainability Requirements Agreement No.: PS21-072 3 This SERVICE AGREEMENT is entered into between: (1) Volvo Car Technology (Shanghai) Co, Ltd., Reg. No. 91310000568010754, a limited liability company incorporated under the laws of Peoples Republic of China (“Volvo Cars” or “Service Provider”); and (2) Polestar Performance AB., Reg. No. 556653-3096, a limited liability company incorporated under the laws of Sweden (“Polestar” or “Purchaser”). Each of Volvo Cars and Polestar is hereinafter referred to as a “Party” and jointly as the “Parties”. BACKGROUND A. Volvo Cars is an experienced manufacturer of Volvo branded cars. It is understood that Volvo Cars is not normally a service provider. B. Polestar is engaged in manufacturing and sale of Polestar branded high-end electric performance cars. C. The Parties have agreed that Volvo Cars shall manufacture the Polestar Vehicle. D. The Parties have agreed that Volvo Cars shall provide services concerning the Polestar Vehicle to Polestar. E. In light of the foregoing, the Parties have agreed to execute this Agreement. 1. DEFINITIONS 1.1. For the purpose of this Agreement, the following terms shall have the meanings assigned to them below. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 1.2. “Affiliate” means 1.2.1. for Polestar, any other legal entity that, directly or indirectly, is controlled by Polestar Automotive Holding UK PLC; 1.2.2 for Volvo Cars, Volvo Car Corporation and Volvo Car AB and any other legal entity that, directly or indirectly, is controlled by Volvo Car Corporation and Volvo Car AB, however, for the avoidance of doubt, not Polestar or its Affiliates; 1.2.3 “control” for this purpose meaning ownership or control of at least one-hundred per cent (100%) with regard to Polestar Affiliates, and fifty per cent (50%) with regard to Volvo Cars Affiliates of the voting stock, partnership interest or other ownership interest of such legal entity. The Parties, however, agree to renegotiate this definition of “Affiliate” in good faith if it in the future does not reflect the Parties’ intention at the time of signing this Agreement due to a restructuring or reorganisation in relation to either of the Parties. Agreement No.: PS21-072 4 1.3 “Agreement” means this Service Agreement including all of its Appendices as amended from time to time. 1.4 “Appendix” means the appendices to this Service Agreement. 1.5 “Background IP” means the Intellectual Property Rights either; owned by either of the Parties; or created, developed or invented by directors, managers, employees or consultants of either of the Parties to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Agreement, and any Intellectual Property Rights developed independently of this Agreement. 1.6 “Confidential Information” means any and all information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Agreement. 1.7 “Data Room” means the secure environment personal approved access information sharing platform agreed to be used between the Parties in relation to this Agreement. 1.8 “Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party. 1.9 “Force Majeure Event” shall have the meaning set out in Section 15.1.1 below. 1.10 “Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight which would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Agreement. 1.11 “Intellectual Property Rights” means Patents, Non-patented IP, Know-How and rights in Confidential Information to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition. 1.12 “Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and Suppliers. 1.13 “Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or

Agreement No.: PS21-072 5 unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Agreement. 1.14 "Other Polestar Branded Vehicles" means Polestar branded vehicle models other than the Polestar Vehicle. 1.15 “Patent” means any patent, patent application, or utility model, whether filed before, on or after the execution of this Agreement, along with any continuation, continuation-in- part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing. 1.16 “Polestar Vehicle” means the Polestar branded vehicle model Polestar 3. 1.17 “Results” shall mean any outcome of the Services provided to Polestar under this Agreement (including but not limited to any IP, technology, patents, designs, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Volvo Cars ) and any other outcome or result of the Services to be performed by Volvo Cars as described in the relevant Appendix 1.1,Appendix 1.2, and Appendix 1.3, irrespective of whether the performance of the Services has been completed or not. For clarity, Results shall not include any Results Polestar Technology and Results PS Unique Volvo Technology. 1.18 “Receiving Party” means the Party receiving Confidential Information from the Disclosing Party. 1.19 “Restricted Party” means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf or at the direction of, a person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a Sanctioned Territory; or (iii) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom the Three Parties, respectively under applicable law, would be prohibited or restricted by Sanctions from engaging in trade, business or other activities). 1.20 "Sanctioned Party" means, at any time, an individual or entity that is: (a) any person specifically listed in any Sanctions List; or (b) any person controlled or owned by any such person referred to in (a) above. 1.21 “Sanctioned Territory” means a country, region or territory that is the subject of comprehensive country-wide, region-wide or territory-wide Sanctions, or whose government is the target of comprehensive Sanctions. 1.22 “Sanctions” means the economic or financial sanctions laws, regulations, trade embargoes, export controls or other restrictive measures enacted, administered, implemented and/or enforced from time to time by the United Nations Security Council, the United States of America, the United Kingdom, the Europe and Union and/or member state of the European Union, the Kingdom of Norway, the respective governmental institutions and agencies of any of the foregoing which are duly appointed, empowered or authorized to enact, administer, implement and/or enforce Sanctions, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and Her Majesty's Treasury (HMT), and other governmental institution or agency with responsibility for imposing, Agreement No.: PS21-072 6 administering or enforcing Sanctions with jurisdiction over the Parties or performance of this Agreement. 1.23 “Sanctions Authority” means: (a) the United Nations Security Council; (b) the United States of America; (c) the United Kingdom; (d) the European Union and/or a member state of the European Union; (e) the Kingdom of Norway; (f) the respective governmental institutions and agencies of any of the foregoing which are duly appointed, empowered or authorized to enact, administer, implement and/or enforce Sanctions, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and Her Majesty's Treasury (HMT); and (g) any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over the Polestar or its Affiliates or performance of this Agreement. 1.24 “Sanctions List” means the following lists of designated sanctions targets maintained by a Sanctions Authority from time to time: (a) in the case of the United Nations Security Council, the United Nations Security Council Consolidated List; (b) in the case of OFAC: the Specially Designated Nationals and Blocked Persons List; (c) in the case of HMT: the Consolidated List of Financial Sanctions Targets; (d) in the case of the European Union, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions; and (e) or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, where such list or public announcement purports to block the property or interests in property of, or prohibit the provision of funds or economic resources to, the designated persons. 1.25 “Services” means the services provided from Volvo Cars to Polestar as specified in Appendix 1.1, Appendix 1.2 Appendix 1.3 and Appendix 1.4. 1.26 “Service Charge” means the compensation payable by Purchaser to Service Provider in accordance with Appendix 2. 1.27 [***] 1.28 “Territory” means United States of America. 1.29 “Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Agreement. 1.30 “Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all Agreement No.: PS21-072 7 applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against third parties. 1.31 “Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of the Parties in their capacity as a licensee hereunder. 1.32 The right to “have made” is the right of the Parties in their capacity as a licensee hereunder, as applicable, to have another person (or their subcontractor of any tier) make for the Parties and does not include the right to grant sub-licenses to another person to make for such person’s own use or use other than for the Parties. 1.33 “Way Of Working” means the level of way of working set out in Section 2.2.2 below. 2. SCOPE OF THE AGREEMENT 2.1 General The Parties have agreed that Volvo Cars shall provide to Polestar manufacturing engineering, supply chain management, development and procurement services related to the Polestar Vehicle. It is acknowledged that such work will be conducted in accordance with the standards that Volvo Cars is using in its internal projects. Polestar wishes to obtain such services in relation to the Polestar Vehicle. The Polestar Vehicle is the first car launched based on[***]. The services provided under this Agreement is connected to manufacturing of the Polestar Vehicle in the Volvo Cars Charleston plant in USA with a start of production currently estimated to[***]. Polestar Vehicle will be offered with electrified powertrains only. The Polestar Vehicle is a new top-hat but has a high degree of shared systems with Volvo Cars vehicles. The Appendices shall be considered an integral part of this Agreement and any reference to the Agreement shall include the Appendices. In the event there are any contradictions or inconsistencies between the terms of this Agreement and the appendices hereto, the Parties agree that they shall prevail over each other in the following order if not specifically stated otherwise in such document or the context or circumstances clearly suggest otherwise: a) this Agreement b) Appendix 5 – Sustainability Requirements c) Appendix 1 – Service Specification Direct Material Procurement d) Appendix 2 – Service Charges Agreement No.: PS21-072 8 e) Appendix 3 – Governance and Changes Structure f) Appendix 4 – Financial Reporting 2.2 Way of Working Before entering into this Agreement, Polestar has been informed about the service processes and procedures that Volvo Cars is applying for its internal work and which Volvo Cars will be using for the Services under this Agreement. Under this Agreement, Volvo Cars shall use professional, appropriate, qualified and skilled personnel, and shall ensure that its personnel have been properly educated and trained for the work to be performed, including being fully acquainted with Polestar’s specific requirements. Volvo Cars shall avoid unnecessary changes in the personnel engaged in performing its undertakings under this Agreement. Volvo Cars shall work according to the same standard of care and professionalism that is done in Volvo Cars’ internal projects. Such standard of care and professionalism, as well as Volvo Cars’ performance of its undertakings under this Agreement, shall however at all times correspond to Industry Standard. If Volvo Cars uses its Affiliates and/or subcontractors to perform its responsibilities under this Agreement, the same way of working shall apply as if such performance was made by Volvo Cars itself. Volvo Cars shall ensure that it has sufficient resources to perform its responsibilities under this Agreement. Furthermore, Volvo Cars undertakes to ensure that the Services will not be given lower priority than other Volvo Cars internal similar projects. Polestar shall ensure that it has sufficient resources to perform its responsibilities under this Agreement and in particular provide Volvo Cars timely with necessary instructions and decisions requested by Volvo Cars, as required for Polestar to fulfil its responsibilities under this Agreement. Furthermore, Polestar shall use professional and skilled personal for the responsibilities to be performed. 3. SERVICES Volvo Cars undertakes to provide to Polestar manufacturing engineering, logistic, development and procurement services, jointly referred to as Services. The rights and obligations for providing the Services are covered under this Section 3.

Agreement No.: PS21-072

3.1 Provision of services

3.1.1 Specification of Services

3.1.1.1 *The Parties have agreed upon the scope and specification of the Services provided under this Agreement in Appendix 1 . The Services shall be provided for the production of [***]in Charleston plant.*

3.1.2 Making available the Results

3.1.2.1 *Volvo Cars shall make the Results (or if not finalised, any part of the foregoing that has been finalised) available to Polestar within the timeframes specified in Appendix 1, but under all circumstances promptly after any part of the Results has been finalised.*

3.1.2.2 *The Parties agree and acknowledge that Volvo Cars shall not provide any Results into the Data Room unless Polestar makes a service request. Polestar may request that Volvo Cars shall provide Polestar certain Results by electronically loading files with the relevant information into a Data Room and otherwise provided as agreed between the Parties e.g. through knowledge transfer meetings. For clarity, if there are any further costs spent to administrate the provision of certain Results as requested by Polestar under the foregoing, Polestar shall be required to pay such costs in accordance with arm's length principles.*

3.1.3 Subcontractors

3.1.3.1 *The Parties acknowledge that Volvo Cars may use its Affiliates and/or subcontractors to perform the Services under this Agreement, provided that Volvo Cars informs Polestar thereof.*

3.1.3.2 *Volvo Cars shall however remain responsible for the performance, and any omission to perform or comply with the provisions in this Section 3, by any Affiliate to Volvo Cars and/or any subcontractor to the same extent as if such performance or omittance was made by Volvo Cars itself. Volvo Cars shall also remain Polestar's sole point of contact unless otherwise agreed.*

3.2 Service Requirements

3.2.1 All Services shall be performed in accordance with the requirements set forth in this Agreement, including Appendix 1.

3.2.2 Polestar shall provide Volvo Cars with instructions as reasonably required for Volvo Cars to be able to carry out the Services. Volvo Cars must continuously inform Polestar of any needs of additional instructions or specifications required to perform the Services.

3.3 Intellectual Property Rights

3.3.1 Ownership of existing Intellectual Property Rights.

3.3.1.1 *Each Party remains the sole and exclusive owner of (i) any Background IP and other Intellectual Property Rights owned prior to the execution of the Services under this Agreement, (ii) any Intellectual Property Rights developed independently of the Services in this Section 3, and (iii) any Intellectual Property Rights which are modifications,*

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amendments or derivatives of any Intellectual Property Rights already owned by such Party.

3.3.1.2 *Nothing in this Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party.*

3.3.2 Ownership of Results.

3.3.2.1 *In the event any Results are created as a result of the Services provided by Volvo Cars (or if applicable, any of its appointed Affiliates or subcontractors) under this Agreement, the Parties agree that Volvo Cars shall be the exclusive owner of such Results, including all modifications, amendments and developments thereof. Hence, all Results shall automatically upon their creation stay with Volvo Cars. Volvo Cars shall further have the right to transfer, sublicense, modify and otherwise freely dispose of the Results.*

3.4 Results.

3.4.1 Volvo Cars hereby grants to Polestar a non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any IP or Background IP included in the license described hereunder)) and non-assignable license to, within the Territory and only in relation to the Polestar Vehicle and Other Polestar Branded Vehicles:

(a) Use, in whole or in part, the Results;

(b) if applicable, Use any Background IP embedded in or otherwise used in the development of the Results to the extent such license is necessary or reasonably necessary to make Use of the license granted to the Results; and

(c) design, engineer, Use, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using the Results and any Background IP referred to in (a) and (b) above, in whole or in part.

3.4.2 The license granted to Polestar in accordance with Section 3.4.1 shall be fully sub-licensable to Polestar's Affiliates, but shall not be sub-licensable to any Third Party without prior written consent from Volvo Cars, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of Volvo Cars is an example of what could be deemed unreasonable) or delayed. For the avoidance of doubt, Volvo Cars shall be free to Use and to grant licenses to the Results and any Background IP to Volvo Cars' Affiliates and any Third Parties without prior written consent from Polestar.

3.4.3 Notwithstanding anything to the contrary in this Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Background IP, except as expressly stated herein.

3.5 Limitations in relation to Third Party IP in relation to Volvo Carss.

3.5.1 Polestar acknowledges that certain IP incorporated in the Results is owned by Third Parties (i.e., Suppliers to Volvo Cars). For example, the Third Party Suppliers, engaged by Volvo Cars, have developed certain vehicle parts, components or technology and pursuant to an agreement between Volvo Cars and the relevant Third Parties, Volvo

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Cars has a license to the Third Party's IP, but may not automatically be allowed to license or assign the technology to any other party without the Third Party's consent. Volvo Cars shall when sourcing development from any Third Party secure that Volvo Cars obtains all the rights necessary in order for Polestar to be able to make use of the Results to the extent set out in this Agreement.

3.5.2 In case there are any limitations relating to Third Party IP, Volvo Cars shall inform Polestar without undue delay when becoming aware of such limitations and the Parties agree and acknowledge that such Third Party's IP shall not be licensed or assigned to Polestar until the relevant consent has been given by the Third Party. Volvo Cars shall make it´s best efforts to mitigate such limitations and if necessary, support in finding an alternative solution to the reasonable satisfaction of both Parties. Volvo Cars shall inform Polestar without undue delay once consent has been given.

3.6 Polestar brand name

3.6.1 For sake of clarity, it is especially noted that this Agreement does not include any right to use the "Polestar" brand name or Trademarks, or refer to "Polestar" in communications or official documents of whatever kind.

3.6.2 This means that this Agreement does not include any rights to directly or indirectly use the "Polestar" brand name or "Polestar" Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

3.7 Volvo brand name

3.7.1 Correspondingly, it is especially noted that this Agreement does not include any right to use the "Volvo" brand name, or Trademarks, or refer to "Volvo" in communications or official documents of whatever kind. The Parties acknowledge that the "Volvo" Trademarks as well as the "Volvo" name is owned by Volvo Trademark Holding AB and that the right to use the name and the "Volvo" Trademarks is subject to a license agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property Rights can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products.

3.7.2 This means that this Agreement does not include any rights to directly or indirectly use the "Volvo" brand name or "Volvo" Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

4. SERVICE CHARGES AND PAYMENT TERMS

4.1 Service Charge

4.1.1 In consideration of Volvo Cars' performance of the Services under this Agreement, Polestar shall pay to Volvo Cars the Service Charges under the payment terms as further described in Appendix 2.

5. AUDITS

5.1.1 During the term of this Agreement, Polestar shall have the right to, upon reasonable notice in writing to Volvo Cars, inspect Volvo Cars' books and records related to the

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Services and the premises where the work to finalise the Services is carried out, in order to conduct quality controls and otherwise verify the statements rendered in this Agreement.

5.1.2 Audits shall be made during regular business hours and be conducted by Polestar or by an independent auditor appointed by Polestar. Should Polestar during any inspection find that Services do not fulfil the requirements set forth herein, Polestar is entitled to comment on the identified deviations. Volvo Cars shall, upon notice from Polestar, take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to relevant governance forum on high governance level.

6. TEMPLATE FINANCIAL REPORTING

6.1 The Parties agree that the basis for calculating the Service Charges shall be transparent and auditable to Polestar and be done based on the template attached as Appendix 4.

7. DELAYS, DEFECTS ETC.

7.1 Delay

7.1.1 In the event Volvo Cars risks not to meet an agreed deadline or is otherwise in delay with the performance of the Services, Volvo Cars shall inform Polestar of the reasons for and consequences of not meeting the deadlines and shall[***].

7.1.2 If the Start of Production of the Polestar Vehicle in the Territory is delayed due to factors beyond the control of either Party, including but not limited to the Service Provider (including its agents, Volvo Cars, or subcontractors), then the Parties shall[***]

.

.

7.2 Defects in delivery of the performance of the Services

7.2.1 In the event the Services and/or the Results, Results Polestar Technology, Results PS Unique Volvo Technology, or any part thereof, after having met a Gate, deviate from the requirements set forth in the Service Specification, or if the Services otherwise does not meet the requirements set forth in this Service Agreement, Volvo Cars shall,[***].

7.2.2 Polestar shall not be responsible for costs that relate to poorly executed Services or Services having been performed by personnel not qualified for such Services, in breach of Section 2.2.2, as long as such costs would not have occurred had the Services been properly executed or performed by qualified personnel.

7.3 Effects of Polestar's actions

7.3.1 Notwithstanding what is set out above in this Section 7, Polestar shall be responsible for costs relating to delays which are due to Polestar's non-fulfilment of any of its obligations under this Agreement or Polestars' requests for changes to the Service

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Specifications. Further, any such delays which are due to Polestar shall give a corresponding extension of time to Volvo Cars for meeting any time plan.

7.3.2 Notwithstanding what is set out above in this Section 7, Polestar shall be responsible for costs relating to faults and defects which are due to Polestars' non-fulfilment of any of its obligations under this Service agreement.

8. WARRANTIES

8.1 General warranties

Each Party warrants and represents to the other Party that:

(a) it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

(a) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) the execution, delivery and performance of this Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

(c) this Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

9. INDEMNIFICATION

9.1 General

9.1.1 The Parties acknowledge that all Services are provided to Polestar on an "as is" basis, without any warranties or representations of any kind (except for the warranties in Section 8.1 above), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, non-infringement, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible by law.

9.1.2 In addition, Volvo Cars does not[***].

9.1.3 The principles set out in this Section 9 is reflected in the Service Charges and the fact that Volvo Cars is not a Volvo Cars or consultant of systems or technical solutions, but merely a car manufacturer which normally only develops technical solutions for its own business purposes.

9.1.4 The principles set forth in this Section 9 are exclusive. Without limiting the generality of the foregoing in this Section 9, the Parties agree that no other remedy whatsoever

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under any statute, law or legal principle shall be available to Polestar in relation to the licenses and/or work to be granted and/or performed by Volvo Cars hereunder.

9.2 Polestar's indemnification

9.2.1 Polestar shall indemnify and hold harmless Volvo Cars and each of its Affiliates from and against[***].

9.2.2 Polestar shall indemnify and hold harmless Volvo Cars and each of its Affiliates from and against[***].

9.2.3 Volvo Cars shall after receipt of notice of a claim related to Polestar's use of any Volvo Cars' Background IP from Volvo Cars, or a claim which may reasonably be indemnifiable pursuant to Section 9.2.2 above notify Polestar of such claim in writing and Polestar shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the Third Party presenting the claim and/or intervene in any suit or action. Polestar shall at all times keep Volvo Cars informed of the status and progress of the claim and consult with Volvo Cars on appropriate actions to take. If Polestar fails to or chooses not to take actions to defend Volvo Cars within a reasonable time, or at any time ceases to make such efforts, Volvo Cars shall be entitled to assume control over the defence against such claim and/or over any settlement negotiation at Polestar's cost. Any settlement proposed by Polestar on its own account must take account of potential implications for Volvo Cars and shall therefore be agreed in writing with Volvo Cars before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party's control that are of importance in order to properly defend against a claim.

10. LIMITATION OF LIABILITY

10.1.1 Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Agreement.

10.1.2 Each Party's aggregate liability for any direct damage arising out of or in connection with this Agreement shall be limited to[***].

10.1.3 The limitations of liability set out in this Section 10 shall not apply in respect of damage;

(a) caused by wilful misconduct or gross negligence, or

(b) caused by a Party's breach of the confidentiality undertakings in Section 11.2 below.

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11. GOVERNANCE

11.1 Governance

11.1.1 The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Agreement, including its Appendices as well as issues and/or disputes arising under this Agreement.

11.1.2 The Parties agree that governance in respect of this Agreement shall be handled in accordance with what is set out in the Governance and Change Structure in Appendix 3.

11.1.3 The governance and co-operation between the Parties in respect of this Agreement shall primarily be administered on an operational level. In the event that the Parties on an operational level cannot agree, each Party shall be entitled to escalate such issue in accordance with what it set forth in the Governance and Changes Structure in Appendix 3 to this Agreement. In the event that the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and the procedure set forth in Section 17 shall apply.

11.2 Changes

11.2.1 During the term of this Agreement, Polestar can request changes to the Service Specification, which shall be handled in accordance with the governance procedure set forth in Section 11.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time.

11.2.2 The Parties acknowledge that Volvo Cars will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is agreement about the requested change, all work shall continue in accordance with the existing Service Specification.

12. CONFIDENTIAL INFORMATION

12.1 All Confidential Information shall only be used for the purposes set forth in this Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 12.1 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

a) was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

b) was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

c) is obtained from a Third Party who is free to divulge the same;

d) is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

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e) is reasonably necessary for either Party to utilize its rights and make use of its Intellectual Property Rights; or

f) is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

12.2 The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to Third Parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party's obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 11.2.

12.3 Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as "Confidential," "Proprietary" or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as "Confidential", "Proprietary" or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

12.4 If any Party violates any of its obligations described in this Section 11.2, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 17.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

12.5 This Section 11.2 shall survive the expiration or termination of this Agreement without limitation in time.

13. TERM AND TERMINATION

13.1 This Agreement shall become effective as of 1st of May 2021 and shall remain in force during the performance of the Services, unless terminated in accordance with Section 13.2 below.

13.2 Either Party shall be entitled to terminate this Agreement with immediate effect in the event;

(a) the other Party commits a material breach of the terms of this Agreement, which has not been remedied within sixty (60) days from written notice from the other Party to remedy such breach (if capable of being remedied);

(b) the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors; or

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13.3 For avoidance of doubt, either Party not paying the Service Charges, without legitimate reasons for withholding payment, shall be considered a material breach for the purpose of this Agreement.

13.4 Polestar shall in addition be entitled to cancel the Services performed by Volvo Cars for convenience upon 90 days written notice to Volvo Cars.

13.5 In the event Polestar cancels the Services in accordance with Section 13.4 above, Volvo Cars shall, in addition to the Service Charges include any other reasonable proven costs Volvo Cars has incurred until the effective date of the cancellation.

14. RESPONSIBLE BUSINESS

14.1 Compliance with laws, internationally recognized principles concerning business and human rights and Code of Conduct

14.1.1 Each Party shall comply with the laws, and regulations of the country/countries where it operates and all other laws and regulations of any other jurisdiction which are, at the time for signing the Agreement or later during the validity of this Agreement become, applicable to the business and the activities of the Three Party in connection with this Agreement.

14.1.2 Without limiting the generality of the foregoing, Three Party shall at all times follow:

(i) all applicable laws, regulations and statutory requirements applicable to the Three Party when performing their respective obligations under this Agreement. This includes, but is not limited to those relating to the protection of people's free enjoyment of labor laws, i.e. such national laws regulating working conditions, work place health and safety, discrimination and the right to freedom of association and collective bargaining;

(ii) internationally recognized human rights contained in the International Bill of Human Rights (i.e. the Universal Declaration of Human Rights, the International Covenant on Civil and Political Rights, the International Covenant on Economic, Social and Cultural Rights); UN Guiding Principles on Business and Human Rights; Ten Principles of the United Nations Global Compact (UNGC) covering human rights, labor standards, the environment and anti-corruption; the eight core ILO conventions as set out in the ILO Declaration of Fundamental principles and Rights at Work; where relevant, United Nations Declaration on the Rights of Indigenous Peoples (UNDRIP);

(iii) and the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

14.1.3 Volvo Car Group has adopted a corporate Code of Conduct for its business called *Our Code – How we act* (the "Volvo Cars Code of Conduct") available at group.volvocars.com/sustainability, to which Volvo Cars and its affiliates are bound. Polestar has adopted a Code of Conduct for its business (the "Polestar Code of Conduct") available at legal.polestar.com/ethics, to which Polestar and its affiliates are bound. Three Party agree that these two documents are expressions of the same or similar principles of good conduct, and hereby declare to each other that they shall adhere to, and shall cause their directors, officers, employees and contractors to

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adhere to, their respective Code of Conduct or similar principles, in their performance of their respective obligations under this Agreement.

14.1.4 Volvo Car Group has adopted a Code of Conduct for Business Partners ("the Volvo Cars Code of Conduct for Business Partners") available at group.volvocars.com/sustainability. Polestar has adopted a Code of Conduct for Business Partners ("the Polestar Code of Conduct for Business Partners"). Three Party agree that these two documents are expressions of the same or similar principles of good conduct. The Three Party agree to make commercially reasonable efforts to ensure that their respective Business Partners (as defined in the applicable Code of Conduct for Business Partners), to the extent relevant for the performance under this Agreement, are committed to follow the applicable Code of Conduct for Business Partners, or similar principles.

14.1.5 If Polestar reasonably suspects that Volvo Cars does not adhere to (i) Volvo Cars Code of Conduct, and (ii) internationally recognized principles concerning business and human rights as described in Section 14.1.2 (i) and (ii) when performing its obligations under this Agreement, then Polestar shall have the right, either directly or through an independent third-party auditor appointed by Polestar, to conduct an on-site inspection. Any such inspection is subject prior reasonable notice in writing from Polestar to Volvo Cars. All information obtained during such an inspection shall be considered Confidential Information and be subject to the confidentiality undertaking in Section 9, unless the Parties agree otherwise. Polestar shall ensure that any independent third-party auditor undertakes the same confidentiality undertakings and obligations as those applicable to Polestar in this Agreement.

14.2 Export control, sanctions and customs rules

14.2.1 Volvo Cars shall obtain and maintain any export license(s) required to sell Contract Products to Polestar.

14.2.2 Volvo Cars shall, upon request, provide Polestar with all information and documentation necessary or useful for Polestar to comply with laws relating to export or re-export of the Contract Products to Europe and any other country agreed between the Parties.

14.2.3 Polestar and Volvo Cars hereby represent and warrant respectively that, neither it nor any of its Affiliates, officers, directors or employees (to the best of its knowledge):

14.2.4 Is, has been or will be a Restricted Party, and

14.2.5 shall not, when performing its obligations under this Agreement (a) conduct any business activity, directly or indirectly, with any Restricted Party, including by supplying to Polestar items sourced from a Restricted Party, (b) conduct any business activity involving any Sanctioned Territory, (c) conduct any business activity that is prohibited or restricted under trade sanctions or export control laws applicable to the Parties when performing under this Agreement, or (d) engage in any transaction that evades or

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attempts to violate restrictions under any trade sanctions or export control laws referenced in (a)-(c) above.

14.2.6 Polestar represents and warrants that the Polestar will not sell, provide, or transfer the Contract Products to any person located in a Sanctioned Territory, Russia, Belarus or to any Restricted Party.

14.3 Anti-Corruption

14.3.1 Three Party represents and warrants that it and its directors and officers:

14.3.2 will, when performing under this Agreement, conduct their operations and transactions in compliance with all applicable laws, regulations and rules relating to anti-money laundering, anti-bribery and anti-corruption, including the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010, and all other applicable laws prohibiting bribing government officials and private persons (the “Anti-Corruption Laws”), and

14.3.3 are not and have not been within a five-year period prior to the date of this Agreement condemned or sentenced by any judicial or administrative authority for any corrupt or illegal practice under the Anti-Corruption Laws.

14.4 Each Party represents and warrants that it has implemented policies and procedures aiming at preventing corruption and bribery, including effective sanctions against any activity of its directors, officers and employees that might be considered a corrupt or illegal practice under the Anti-Corruption Laws.

14.5 Cybersecurity

14.5.1 In addition to its compliance with applicable laws and regulations in accordance with Section 14.1.1., and in particular with respect to cyber security, Volvo Cars will follow such standards, regulations and requirements, which in Volvo Cars' sole discretion, are deemed relevant and applicable for the manufacturing of the Contract Products.

15. MISCELLANEOUS

15.1 Force majeure

15.1.1 Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A "Force Majeure Event" means any event beyond a Party's reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party's), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes,

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loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of Volvo Carss or subcontractors.

15.1.2 A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under this Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

15.2 Notices

15.2.1 All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a) in case of personal delivery, at the time and on the date of personal delivery;

(b) if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

(c) if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d) at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any Party by email, such Party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods.

15.2.2 All such notices, demands, requests and other communications shall be sent to following addresses:

To Volvo Cars Technology (Shanghai) Ltd:	Volvo Car Corporation 56214 Partnerships & Alliances Attention: [***] SE-405 31 Gothenburg, SWEDEN Email: [***] With a copy not constituting notice to: Volvo Car Corporation General Counsel 50090 Group Legal and Corporate Governance SE-405 31 Gothenburg, SWEDEN Email: [***]

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Agreement No.: PS21-072 21 To Polestar: Polestar Performance AB Polestar Business Office Attention: [***] Assar Gabrielssons Väg 9 SE-405 31 Gothenburg, SWEDEN Email: [***] With a copy not constituting notice to: Polestar Performance AB Legal Department Assar Gabrielssons Väg 9 SE-405 31 Gothenburg, SWEDEN Email: [***] 15.3 Assignment Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Party’s prior written consent. Notwithstanding the above, each Party may assign this Agreement to an Affiliate without the prior written consent of the other Party. 15.4 Waiver Neither Party shall be deprived of any right under this Agreement because of its failure to exercise any right under this Agreement or failure to notify the infringing Party of a breach in connection with the Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply. 15.5 Severability In the event any provision of this Agreement is wholly or partly invalid, the validity of the Agreement as a whole shall not be affected and the remaining provisions of the Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Agreement, it shall be reasonably amended. 15.6 Entire agreement All arrangements, commitments and undertakings in connection with the subject matter of this Agreement (whether written or oral) made before the date of this Agreement are superseded by this Agreement. Agreement No.: PS21-072 22 15.7 Amendments Any amendment or addition to this Agreement must be made in writing and signed by the Parties to be valid. 15.8 Survival If this Agreement is terminated or expires pursuant to Section 13 above, Section 3.4 (Results) Section 12 (Confidential Information), Section 16 (Governing Law), Section 17 (Dispute Resolution) as well as this Section 15.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration. 16. GOVERNING LAW This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of the People’s Republic of China without giving regard to its conflict of laws principles. 17. DISPUTE RESOLUTION 17.1 Escalation principles In case the Parties cannot agree on a joint solution for handling disagreements or disputes in the governance forum Volvo Cars/Polestar Executive E&O Steering Committee, described in Appendix 3, a deadlock situation shall be deemed to have occurred and any of the Parties can notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice as set forth in Section 15.2.2 above and this Section. In such deadlock notice the reasons and preferred solution for the deadlock situation shall be stated. Upon the receipt of such a deadlock notice, the receiving Party shall within [***]of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement in accordance with what it set forth this Section 17.1. Each such statement shall be considered by the next regular meeting held by the Volvo Polestar Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue. The members of the Volvo Polestar Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Volvo Polestar Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Volvo Polestar Steering Committee without undue delay. If the Volvo Polestar Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall ensure that such resolution or disposition is fully and promptly carried into effect. If the Volvo Polestar Steering Committee cannot settle the deadlock within thirty (30) days from the deadlock notice, despite using reasonable endeavours to do so, such deadlock will be referred to the Volvo Cars/Polestar Executive Alignment Meeting for decision. Should the matter not have been resolved by Volvo Cars/Polestar Executive Alignment Meeting within thirty (30) days counting from when the matter was referred Agreement No.: PS21-072 23 to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 17.2 below. All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 11.2 above. Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 17.1 and apply shorter time frames and/or escalate an issue directly to the Volvo Cars/Polestar Executive Alignment Meeting in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate. 17.2 Arbitration Any unresolved dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, will be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce, whereas the seat of arbitration shall be Gothenburg, Sweden, the language to be used in the arbitral proceedings shall be English, and the arbitral tribunal shall be composed of three arbitrators. Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise. In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets. All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential. [SIGNATURE PAGE FOLLOWS] Agreement No.: PS21-072 24 This Agreement may be signed in counterparts, which together will constitute one instrument. The Parties agree that a scanned or electronic copy of this Agreement signed by both Parties’ authorized signatories will constitute a binding agreement. VOLVO CAR CORPORATION. /s/_Johan Ekdahl_____________ /s/Maria Hemberg Signature Signature Johan Ekdahl CFO Maria Hemberg General Counsel Name and title Name and title 26th May 2023 26th May 202 Date Date POLESTAR PERFORMANCE AB _/s/ Feng Dan_______________ _______________________________ Signature Signature Feng Dan, China CEO____________ _______________________________ Name of signature and title Name of signature and title _Jun 1 2023____________________ _______________________________ Date Date

Agreement No.: PS21-072 SERVICE AGREEMENT APPENDIX 1 SERVICE SPECIFICATION Direct Material Procurement Services, [***]VCCH Charleston 1. GENERAL 1.1 This Service Specification Direct Material Procurement Services is a part of the Agreement executed between Volvo Cars and Polestar. This Service Specification sets out the scope and the specification of the activities that shall be performed under the Agreement, the division of responsibilities between Volvo Cars and Polestar and the applicable time plan for the performance of the activities. 2. DEFINITIONS 2.1 Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Service Agreement. In addition, the capitalised terms set out below in this Section shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. • “Procurement” – Involves both commercial purchasing and quality assurance of suppliers and their products and services. • “Direct Material Procurement” – Purchasing from and quality assurance of suppliers of car component tooling, car components, vehicle software and related development activities. “FMTM” or “Future Model Technical Meeting” means the operational level, cross- functional alignment meeting between Service Provider and Purchaser as further defined in Appendix 3 (Governance and Change Structure). “Indirect Procurement” – Purchasing of non-production material, Services and IT. “SQM” means Volvo Cars Quality Management, function within Direct Procurement that quality assures suppliers and the car components that they supply to Volvo Cars. ”GC” or “Global Counsel” means Volvo Car Procurement´s meetings/meeting for decisions on supplier selection as further described in Appendix 3 (Governance and Change Structure). 3. GENERAL DESCRIPTION 3.1 The Parties have agreed that Volvo Cars will be the service provider of Direct Procurement activities to source and quality assure suppliers and their products to the Polestar Vehicle for Polestar in regards to the localization of P519 to Charleston until the project reaches the FSR milestone (Job 1 + 90 days). The overall objectives of the activities are to source the best suppliers at a competitive cost level, in a timely manner and based on Volvo Cars standards. Agreement No.: PS21-072 3.2 The services of Indirect Procurement are not included in this specification and will be subject to a separate specification. 3.3 The service is for sourcing work and other common car program assignments as specified in this document and does not include yearly price negotiations. It does not include managing supplier claims of extraordinary kind, or any other special projects or activities. Such activities require a separate Service Request(s) by Polestar. 3.4 The Direct Material Procurement services includes the below categories, as defined in Appendix 5. • Polestar Technology (Category 1) components • PS Unique Volvo Technology (Category 2) components • Volvo Technology (Category 3A and 4) components • Common Polestar Technology (Category 3B) components 3.5 The principles for payments and sharing of cost for vendor tooling (Category 2, 3A, 3B and 4) are not included in the Agreement and will be subject to separate agreements. 4. ASSUMPTIONS/PREREQUISITES 4.1 The Procurement services will be carried out according to and within Volvo Cars existing sourcing process and approval levels. Volvo Cars Procurement will follow the already established functional forums, where Procurement is required for the sourcing process. Sourcing Strategy (bidders list) and Sourcing Decision (final supplier) will be approved in Global Counsil (“GC”). The governance process is described in Appendix 3. 4.2 At the supplier selection for Polestar Technology components (Category 1) and if reasonable, PS Unique Volvo Technology components (Category 2) Polestar is responsible to participate in the FMTM and GC and is regarded as one of the Stakeholders and will have final say in the SCM. At the supplier selection for common components, (Category 3A, 3B and 4), Polestar may be invited to be present in the SCM. Volvo Cars will provide all SCM material to Polestar when material is officially filed prior to SCM or related decision meeting. 4.3 Prior to FMTM and SCC meetings, Volvo Cars and Polestar will align about the alternatives for Polestar unique local vendor tooling financing and the terms for the supplier sourcing. 4.4 Volvo Cars Procurement requires all Engineering Statement of Work (“ESOW”) to be agreed and signed-off between Volvo Cars and Polestar R&D before sourcing is commenced. 4.5 Sourcing decisions will be based on multiple parameters such as quality, technical capability, sustainability, strategic consideration, and price. All price calculations are based on landed cost. 4.6 To adhere to Volvo Cars standards, the Volvo Cars Purchasing Terms & Conditions will be used towards the suppliers at sourcing and contract signing. Volvo Cars Charleston plant payment terms: [***] Agreement No.: PS21-072 4.7 Information which is part of the Result generated under this Agreement will be shared with Polestar upon request based on Procurement Information Sharing principles in Polestar Shared Technology Working Principles (STWP). Polestar recognizes that the information will be provided within a reasonable timeframe considering Volvo Cars´ resource constraints. Volvo Cars will not share benchmark data without the consent of the supplier. 4.8 Volvo Cars Procurement functions will work in their normal line organisation while providing this service to Polestar and may work with other projects in parallel. 5. DESCRIPTION OF THE SERVICE ACTIVITIES 5.1 The service will be provided in three main phases: 1. Strategic - strategic alignment for Polestar Vehicle. Volvo Cars Procurement is responsible to lead the overall strategic work including CBP, localization and vendor tool finance strategies and benchmarking and will align the strategy and the targets with Polestar. 2. Sourcing - Volvo Cars Procurement will lead the sourcing including team set-up, planning, execution, negotiation, contract, including performing needed supplier financial/quality/sustainability assessments. 3. Industrialization – Volvo Cars Procurement will lead the industrialization including, risk assessment, PPAP and capacity verification. 5.2 The service deliveries will be the following: • Sourcing work including cost estimates and capacity leading up to a Sourcing Strategy and Sourcing Decision in SCM/SCC:  Request new capacity (RWC) and RFQ out to supplier  ESOW/specification alignment  Quotation analysis and cost estimates, negotiations with suppliers  Plan/prepare c/o sourcing in VGS, get internal approvals leading to approval • Prepare supplier contracts , or amendments to existing contracts (to be signed by Polestar) and feedback Contracted Weekly Capacity (CWC) to SP-tool • Place build, tool, prototype, engineering and production orders (blanket) and price updates. Ordering will be done in SI +/SAP with Polestar order template when Polestar owned tool orders in accordance with Appendix 5. For Volvo Cars Procurement to be able to place orders in SI+, Polestar unique suppliers need to be registered and included in supplier base system VSM/Parma. Polestar orders will be approved in SI+ according to Volvo Delegation of Authority. • PSW/PPAP per part number, approved by Volvo Site SQM including Verified Weekly Capacity. Should PPAP/PSW not be reached at FSR, Volvo Cars will continue to work until 100% is approved. • 0 km Supplier quality assurance up to[***]. Agreement No.: PS21-072 5.3 Volvo Cars Procurement will perform procurement deliveries through the following functions and their activities: • Procurement program leader (PPL) define overall sourcing strategy. Coordinate the different functions and services that are provided in this Agreement within Volvo Cars and be the link between Volvo Cars Procurement and Polestar Program and functions working with Polestar Vehicle • Direct material Polestars – Perform supplier evaluation (SEM) if needed, lead the sourcing, negotiation, supplier selection and contract signing. • Cost estimator – Perform cost estimates based on LCE and OCE and communicate with the Polestar as needed. • Site SQM – Perform supplier quality evaluations (i.e SEMAT) and APQP/PPAP/PSW • Resident SQM – Plant situated SQM, will secure supplier quality at launch and 0 km supplier quality assurance. • Sustainability team – Perform supplier sustainability evaluations (i.e SAQ, conflict materials etc). 5.4 In addition Volvo Cars Procurement will provide all management and business support needed to support the different functions and processes with decisions and business analysis to support these decisions. 5.5 Cost targets per commodity for Unique Polestar Technology components will be set based on program affordable defined by project management prior to sourcing. Deviations from set cost targets for Unique Polestar Technology commodity will be aligned in operational program meetings and then agreed in SCM/SCC, including participation from Polestar. In the event a deviation cannot be agreed in SCM/SCC, the issue will be escalated according to the governance process described in Appendix 4. Cost target for common components will follow the already established Volvo Cars internal process. If required as part of the sourcing work the initial year-over-year cost reductions (LTA’s) for Polestar Technology components will be handled based on case-by-case basis and according to supplier strategies and based on alignment with Polestar. The handling of year-over-year cost reductions (LTA’s) including tracking and managing savings for Polestar Technology components after SOP will be agreed between the Parties in a separate agreement. 5.6 Polestar will be informed of the overall progress of the sourcing including potential deviations from targets in overall program management forums where Polestar is invited. 6. TIMING AND DURATION 6.1 The activities shall commence on 1 May 2021 and end no later than[***]. 6.2 The milestones and deadlines that are defined by the Volvo Product Development System (“VPDS”) for [***]in Charleston shall apply for the deliverables under this Agreement.

Agreement No.: PS21-072 7. ESTIMATED HOURS 7.1 The Parties estimated for hours that are required to perform the Services is described in Appendix 2 8. THE PURCHASER´S RESPONSIBILITIES 8.1 Polestar must follow the already established process within Volvo Cars to provide volume plans and information with specification of take-rates and variants that allows Procurement Capacity and volume pre-requisites team to provide a SP (volume/capacity pre-requisites) to the sourcing VCC Polestar. 8.2 Polestar is responsible to participate in the FMTM and GC meetings, according to Section 4.2 8.3 Polestar is responsible to provide approved funding of vendor tooling investments for Polestar Technology unique vendor tooling and agreed cost targets in front of negotiations with suppliers. 8.4 Polestar will abide to Volvo Cars supplier strategies and, with Volvo Cars R&D agreed, Commodity Business Plans (“CBP”). 8.5 Polestar will always be ultimately responsible for the Purchase Orders placed in Polestars name and accordance with the principles in this Agreement or otherwise agreed in writing between the Parties, (i.e. payments, volume). 8.6 If requested by Volvo Cars Polestar should give input for sourcing of suppliers for Polestar unique technology components. For the sake of clarity Polestar is entitled to provide input according to Section 4.2 8.7 If requested by Volvo Cars Polestar should participate in supplier strategy work for Unique Polestar technology components. For the sake of clarity Polestar is entitled to provide input according to Section 4.2 8.8 Polestar will keep a Power of Attorney updated and available for each of Volvo Cars legal entities to act on Polestars behalf. The purpose is to avoid any confusion towards suppliers and clarify that Volvo Cars has the authority to deliver the direct material procurement services for Polestar. 8.9 Polestar will need to sign supplier agreements and attachments (i.e. Framework Purchasing Agreement, ESOW, final price sheet, Volume pre-requisites etc) for Polestar Technology according to Polestar Delegation of Authority. If requested, Volvo Cars will use Polestar templates when acting on Polestars behalf. ______________________________ Agreement No.: PS21-072 1 SERVICE AGREEMENT APPENDIX 2 SERVICE CHARGES 1. GENERAL 1.1 This Appendix 2 stipulates the rules and principles for the Service Charges payable by Purchaser to Service Provider for Services delivered under this Agreement. 2. DEFINITIONS 2.1 Any capitalised terms used but not specifically defined in this Appendix shall have the meanings set out for such terms in the Agreement. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Appendix have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 3. SERVICE CHARGES 3.1 The Service Charge for the Services according to the Service Specifications in Appendix 1 will be based on the actual hours required for the Services to be performed by Service Provider as set forth below this Appendix 2. 3.2 The Parties acknowledge that the Service Charges set forth in this Appendix 2 for Service provided in 2021 and 2022 are the actual Service Charges. 3.3 The Parties also acknowledge that the Services Charges for Service Provided in 2023 and 2024 are estimation of the amount of hours required for the performance of the Services and that this estimation may differ from the final actual number of hours charged by Service Provider. Hence, the Service Charges will ultimately be invoiced based on actual hours, not on estimated hours. However, the Parties have[***]. 3.4 The hourly rates that are used to calculate the Service Charges shall be determined by Service Provider on an annual basis in compliance with applicable tax legislation, including but not limited to the principle of “arm’s length distance” between the Parties. The hourly rates shall be calculated using the cost plus method, i.e. full cost incurred plus an arm´s length mark-up. All costs Service Provider has in order to perform the Services shall be reimbursed by Purchaser. Other cost will be charged based on actual arm's length cost, not estimated cost 3.5 The hourly rates for 2021, 2022 and 2023 are outlined in Appendix 2A . The hourly rate for 2024 should be communicated to Purchaser no later than 31 December 2023. 3.6 The Service Charges (actual amounts for 2021 and 2022 and estimates for 2023 and 2024) for Services provided by Volvo Cars are outlined in the table in Appendix 2A. Agreement No.: PS21-072 2 4. PAYMENT TERMS 4.1 The Service Charges for the Services Provided by Volvo Cars and Volvo Car Technology (Shanghai) Co,. Ltd under this Service Agreement, shall be invoiced and paid in accordance with the payment terms set forth in this Section 4. 4.2 The Service Charges for 2021, 2022 should be invoiced within 45 days of the signing of this Agreement and payable by the Purchaser within 45 days of the of such invoice, provided all necessary permits from authorities, as applicable, have been received. 4.3 The Service Charges for 2023 should be invoiced no later than 31 January 2024 and payable by the Purchaser within [***]of the of such invoice, provided all necessary permits from authorities, as applicable, have been received. 4.4 The Service Charges for 2024 shall be invoiced on a quarterly basis, at the end of each quarter and payable within [***]after the date of such invoice, provided all necessary permits from authorities, as applicable, have been received. 4.5 All Service Charges referred to in this Agreement shall be invoiced and paid in SEK or USD. 4.6 All amounts referred to in this Service Agreement are exclusive of VAT and surtaxes but inclusive of Withholding Tax applicable in accordance with local legislation. 4.7 Service Provider is responsible for charging and declaring sales tax or other taxes as follow from applicable law. Any applicable sales tax on the agreed price will be included in the invoices and paid by Purchaser. 4.8 Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on[***]. 4.9 Any paid portion of the Fee is non-refundable, with the exceptions set out in this Agreement. Agreement No.: PS21-072 1 SERVICE AGREEMENT APPENDIX 2A SERVICE CHARGES – VOLVO CARS The Service Charges (actual amounts for 2021 and 2022 and estimates for 2023 and 2024) for Services provided by Volvo Cars are outlined in the table below: [***]

Agreement No.: PS21-072

Appendix 3
Governance and Change Structure

1. GENERAL

1.1 This Appendix 3 outlines the governance structure for this Agreement between the two Parties as well as how to handle changes along the development project.

2. DEFINITIONS

2.1 Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Agreement. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Appendix have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

3. GOVERNANCE STRUCTURE

3.1 Direct Material Procurement

3.1.1 The operational level forum for Direct Material procurement will follow the already established cross-functional forums, where procurement is required for the sourcing process. The Future Model Technical Meeting ("FMTM") manage operational issues in the sourcing process, including cross-functional alignment with Polestar for sourcing strategy, decision and cost, and prepares the information to be formally decided in the Global Counsel ("**GC**"). Polestar is invited to the established functional forums and meetings as required and where Polestar will be informed of the overall progress of the sourcing of Polestar Technology including potential deviations from targets. The participants are the Volvo Cars Procurement program manager and Polestar Procurement Manager. Meeting cadence is based on request.

3.1.2 The GC is the forum that decides on sourcing strategies, sourcing decisions and manages disagreements in deviations of program targets. The chairman of the meeting is the Volvo Cars Vice Presidents of Direct Material and participants are Volvo Cars Vice Presidents of Direct Material, Volvo Cars Sourcing Analyst, Volvo Cars Cost Estimate Director and Volvo Cars SQM Program Manager.

3.1.3 At the supplier selection for Polestar Technology components, Polestar is responsible to participate in the FMTM and the GC and is regarded as one of the stakeholders and will have a final say in the GC. At the supplier selection for common platform components, Polestar is invited to be present in the GC. The meeting is held weekly.

3.2 <u>Indirect Material Procurement</u>

3.2.1 The operational level forum for Indirect Material procurement will follow the already established cross-functional forums, where procurement is required for the sourcing process. The Supplier Choice Meeting ("SCM") manage operational issues in the sourcing process, including cross-functional alignment with Polestar for sourcing strategy, decision and cost, and prepares the information to be formally decided in the Supplier Choice Meeting. Polestar is invited to the established functional forums and meetings as required and where Polestar will be informed of the overall progress of the sourcing of Polestar Technology including potential deviations from targets. The participants are the Volvo Cars

1

Agreement No.: PS21-072

Procurement program manager and Polestar Procurement Manager. Meeting cadence is based on request.

3.2.2 The SCM is the forum that decides on sourcing strategies, sourcing decisions and manages disagreements in deviations of program targets. The chairman of the meeting is the Volvo Cars Vice President of Indirect Material and participants are Volvo Cars Vice Directors of Indirect Material, Volvo Cars Sourcing Analyst, Volvo Cars Cost Buyer.

3.2.3 The SCC is the next level of governance forum for procurement, Direct Material and Indirect Material and it also decides sourcing strategy, sourcing decisions and manages disagreements in deviations of program targets. However, the SCC is only deciding on items escalated by Polestar and items that has decision value of more than[***]. Sourcing decisions for certain, defined critical, commodities must be finally decided by SCC, after decision in SCM. The chairman of the meeting is Volvo Cars Head of Global Procurement and Volvo Cars Vice Presidents of Procurement, as well as other unit stakeholders depending on agenda. At the supplier selection for Polestar Technology components, Polestar is responsible to participate in the SCC and is regarded as one of the Stakeholders and will have a voice in the SCC.

3.2.4 The next governance level for procurement is the E&Q Steering Committee as described in Section 3.3.

3.3 Manufacturing Engineering & SCM

3.3.1 The governance and co-operation for the manufacturing engineering and logistics is to be primarily conducted at M&L Operational Program Meetings between the Parties, but if Polestar objects to decisions made in the M&L Operational Program Meeting issues can be escalated to the Volvo Polestar M&L Program Review Meeting. The Volvo Polestar M&L Program Review Meeting will handle issues where a decision regarding deviations from M&L objectives have to be made. The meeting participants are Volvo Cars Manufacturing Business Office ("**MBO**") representative and Volvo Cars plant in Charleston General Manager and Polestar Manufacturing Business Office and Polestar Finance. The meeting chair is Volvo Cars MBO and the meeting is held quarterly.

3.3.2 The next governance level for Manufacturing Engineering & SCM is the Volvo Polestar Steering Committee. The Steering Committee is handling escalated topics escalated by Polestar and discuss strategic questions related to production.

3.4 Joint Governance Level

3.4.1 In the event that Polestar objects to decisions made in the Volvo Polestar Steering Committee and the Parties cannot agree on a joint solution for disagreements or disputes handled, the final governance level is the Volvo/Polestar Executive Alignment Meeting. The participants in the Volvo/Polestar Executive Meeting is Volvo CEO and CFO and Polestar CEO and CFO, as well as other relevant participants from both Parties related to the subjects discussed. The meeting is held monthly or as otherwise agreed, based on escalated items.

2

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3.4.2 If the Volvo/Polestar Executive Alignment Meeting cannot settle the disagreement, such deadlock will be referred to the CEO and CFO of the owners of Polestar on the signing date of this Agreement, for deadlock resolution, according to the escalation principles described in the Agreement Section 18.

3.4.3 The governance structure between Volvo Cars and Polestar is illustrated in a picture at the end of this appendix.

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Agreement No.: PS21-072

VOLVO

Volvo Cars/Polestar Partnership Governance Structure


Volvo Cars/Polestar Executive Alignment Meeting
Engineering & Operations Steer Co
Commercial* Steer Co
Cross-functional meetings
Volvo Cars Related Party Business Office
Polestar Business Office

- Business partner perspective
- Program status
- Strategic matters
- Escalations

- High EMT involvement
- Operational issues within each area
- Follow up deliveries and contract implementation

- Functional and cross-functional meetings to co-ordinate common activities
- Business Office alignment and contract management as per the related party process

*CEO, Finance operations, OBL, Uptime, FX, regions

2021.12.10 Volvo Cars/Polestar Partnership Governance Structure, Security class: Confidential 2

4

Program Engineering Expense

Change Management Engineering Expense

	2022												# 2022
	January Act/Fcst	February Act/Fcst	March Act/Fcst	April Act/Fcst	May Act/Fcst	June Act/Fcst	July Act/Fcst	August Act/Fcst	September Act/Fcst	October Act/Fcst	November Act/Fcst	December Act/Fcst	Full Year
	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]
Present Status													
Engineering													
Head cost	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
Vehicle Platform	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
Hired Service incl D&D	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
Test Objects	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
All other	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
Blue collar	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
Rigs	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000	0,000
Subtotal Status	**0,000**	**0,000**	**0,000**	**0,000**	**0,000**	**0,000**	**0,000**	**0,000**	**0,000**	**0,000**	**0,000**	**0,000**	**0,000**

	Hourly rate														
Hours White Collars	[Currency]	[Amount]	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00
Hours Blue Collars	[Currency]	[Amount]	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00
Hours Rigs			0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00	0,00

Internal Information - Polestar

Agreement PS21-072

APPENDIX 5

SUSTAINABILITY REQUIREMENTS

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1. REQUIREMENTS

1.1 This appendix aim to secure Polestar sustainability requirements, the appendix is written in a collaborative manner. It´s focusing on securing data transfer and sustainability reporting.

Polestar's sustainability requirements are sectioned according to the four main areas of focus - climate neutrality (2), transparency (3), inclusion (4) & circularity (5).

In all cases, these requirements are subject to change if deemed necessary.

1.2 **Change Management**

Changes affecting the initial sustainability targets detailed in these requirements shall be handled in line with the change management strategy for the vehicle. Cost and Sustainability upgrades and related Model Year (MY) changes should be undertaken collaboratively and implemented in a timely manner to support Polestars sustainability roadmap.

2. CLIMATE NEUTRALITY

2.1 **Greenhouse Gas Emissions – Manufacturing**

Energy use in the manufacturing plant (electricity, fuels, over the fence heating and cooling) aim to be 100 % climate neutral no later than 2025.

2.2 **Greenhouse Gas Emissions – Supply Chain**

Joint ambition to actively work towards and achieve climate neutral electricity for all sourced Tier 1 (T1) suppliers.

To ensure this, the turnkey supplier shall contact all active T1 suppliers in order for them to disclose their own emissions in scope 1 and 2, according to the GHG protocol starting from

Agreement PS21-072

2024. Suppliers shall also disclose whether they also report on scope 3, and if that is the case, disclose their full climate reporting according to GHG protocol (scope 1, 2, 3).

Where Polestar have expertise & technical data to support GHG emission reduction on common platform, collaborative working should be undertaking to support the implementation of these solutions for mutual benefit.

Renewable electricity should be accompanied by a certification or have the means to substantiate any claims in that regard.

2.3 **Life Cycle Analysis (LCA)**

The turnkey supplier shall provide Polestar with an updated cradle-to-gate carbon footprint, including battery, calculation for the main variants of requested MY, work to be initiated by a service request.

3. TRANSPARENCY

3.1 **Blockchain Material Traceability**

The following materials used in battery pack and modules shall/must be traced using blockchain technology:

Lithium, Nickel, Cobalt, natural graphite & Mica.

3.2 **Supply chain transparency**

The parties recognize the need to have a traceable supply chain in order to comply with current (UFLPA) and coming (such as the EU battery act, Corporate sustainability directive, EU proposal for a regulation on prohibiting products made with forced labour on the Union market) regulations. Volvo agrees, to the best of its effort, to ensure mapping of the supply chain in order with regulation requirements.

3.3 **Conflict Mineral Reporting**

The following materials shall continue to be reported according to the Responsible Minerals Initiative (RMI) Conflict Mineral Reporting template standards:

Tin, Tantalum, Tungsten & Gold (3TG).

Tin, Tantalum, Tungsten & Gold (3TG). Polestar requires company-specific reporting for with disclosure of smelters, their status, and their country of origin through campaigning towards suppliers in each project with aim of increasing numbers of conformant smelters.

3.4 **Data Sharing**

The parties recognize that ensuring compliance, fighting corruption and integrating environmental, social, and governance (ESG) topics into corporate strategy, operations and

Agreement PS21-072

supply chain are a common effort, and best results can be achieved by sharing data on due diligence activities conducted on Tier 1 suppliers.

In this regard, Volvo shall:

1. conduct sanction screening during selection stage of Tier 1 DM suppliers for new sourcing, and monitor the existing suppliers against the below sanctions lists during the program :

    (i) EU sanctions lists.

    (ii) UK sanctions lists

    (iii) US lists: (1) OFAC Specially Designated National and Blocked Persons list, (2) OFAC Sectoral Sanctions Identifications List, (3) BIS Entity List, (4) BIS Denied Persons List, and (5) BIS Unverified List, OFAC - Non-SDN Chinese Military-Industrial Complex Companies List

    (iv) UN Security Council Consolidated List

    (v) any other sanction list that would be applicable

2. Inform Polestar, without undue delay, and at minimum quarterly, of any Red flag related to Sanction and Sanction ownership and control

3. Assess corruption, reputation, and human rights risks, during selection stage of Tier 1 DM suppliers, and monitor such risks during the program

4. Promptly/ when such red flags arise, inform Polestar of material findings /Red flags, and on a quarterly basis

The parties agree to cooperate to define appropriate risk mitigation actions, and transparently report on progress and issues.

3.5 **Sustainability reporting requirements**

Polestar require documentation and supporting material related to sustainability reporting requirements such as, but not limited to, EU Taxonomy regulation (EU) 2020/852 and Corporate Sustainability Reporting Directive 2022/2464/EU on an annual basis.

Agreement PS21-072 Documentation requirements in accordance with the implementing and delegated acts of the regulations. Prompt communication/reporting to Polestar’s C&E team in case of material finding. 3.6 Supply chain data In order to enable Polestar to comply with due diligence and reporting obligations, Volvo shall make the data (name, address and country) of Tier 1 DM suppliers connected to Polestar products available to Polestar and provide such data on Polestar’s request. 4. INCLUSION 4.1 Agreed Code of Conduct for Business Partner for the manufacturing of the vehicle as well as by Direct Material (DM) suppliers and their components to be used. Revisions of the CoC for Business Partners must be agreed and aligned. 4.2 Due Diligence Due diligence practices should be put in place according to OECD due diligence guidelines. These practices include how to embed responsible business conduct, identifying and assessing adverse impact, how to cease, prevent or mitigate and track impact on human rights and this must be transparently communicated so that corrective action plans can be implemented in manufacturing and in our common supply chains effectively. The supplier shall put processes in place to avoid incompliance with laws and regulations during manufacturing of parts and components and for adhering to the laws and regulations on our sales markets. During onboarding of Tier 1suppliers: Ensure Self-Assessment Questionnaire (SAQ) is completed in NQC platform Only select suppliers with >70% rating before SOP, or has an agreed roadmap In case the supplier does not meet the 70 score, consult with Polestar to align if supplier can still be selected and define corrective actions. 4.3 Social third-party onsite audits Existing Tier 1 suppliers, as selected through Turnkey supplier´s risk-based audit strategy program, to undergo third-party social audits. New Tier 1 suppliers shall undergo the Turnkey Agreement PS21-072 supplier self-initiated audit program, Polestar to gain access to valid and updated audit report data and Corrective Action Plan (CAP) during the production phase. Possibility for Polestar to perform own audits unless already performed by Volvo Cars. These should be planned and performed in discussions with Volvo cars. For materials used in battery pack and modules transparently implement third-party on-site social audits down the supply chain in high-risk markets. 4.4 Protecting Animal welfare Animal based products, nappa leather and wool, must live up to the standards on Animal Welfare and the Five Freedoms. Polestar should be able to request and obtain access to 4.4.1 material to Polestar to be able to mitigate future supply chain and compliance risks. nformation about adherence and follow up on animal welfare status during production. Standards and certificates to be aligned between both parties. 5. CIRCULARITY 5.1 Raw Material Use The recycled content (PCR and PIR) for the following materials in the vehicle shall be identified and disclosed, and where possible, increased until end of production: • Aluminium • Steel • Plastics • Copper • REEs (e-machine) – (target 50% PCR) The recycled content (PCR and PIR) for the risk minerals in the batteries shall be identified and disclosed, and where possible, increased until end of production. Where bio-based materials are used (e.g. in the interior), the quantity and type of biomaterial shall be identified and disclosed. The supplier shall work continuously through model year improvements to reach the highest technically feasible recycled content for all materials throughout the vehicle lifetime. The supplier shall work continuously through model year improvements to identify material substitutions where fossil-based and virgin materials can be replaced with more circular materials. Agreement PS21-072 All materials containing recycled content and/or bio content should preferably be accompanied by a valid third-party certification or as a minimum have the means to substantiate any claims in that regard. 5.2 Hazardous substances The supplier shall support Polestars goal of minimising the use of EU Candidate List substances (Candidate List of substances of very high concern for Authorisation (published in accordance with Article 59(10) of the REACH Regulation) and per- and polyfluoroalkyl substances (PFAS), used in both the product and the manufacturing processes. The cars shall be compliant with Volvo cars RSMS. Candidate List substances and PFAS shall be identified and disclosed to Polestar on a yearly basis. In addition, data on Candidate List substances shall be disclosed and reported to Polestar at every update of the EU Candidate List, if the update concerns substances present in the cars. The information shall at least include substance name, CAS-number (if applicable), amount (w/w), material/component name, alternatives assessment (yes/no), outcome of alternatives assessment (if applicable), expected phase out date (if applicable) and date for next alternatives assessment. 5.3 IMDS substance data to mitigate future supply chain and compliance risks 5.3.1 The supplier commits to support Polestar in gathering and to disclose information on substances and substance groups, used in materials/components that are material to Polestar to be able to mitigate future supply chain and compliance risks.